SUB-ADMINISTRATIVE AGREEMENT


     THIS AGREEMENT is made as of this 7th day of July, 1997, by and between Green Century Capital Management, Inc., a Massachusetts corporation ("Green Century Capital") and UMB Fund Services, Inc., a Wisconsin corporation (the "Sub-Administrator").

     WHEREAS, Green Century Funds, a Massachusetts business trust (the "Trust"), is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act"), consisting of two investment portfolios, the Green Century Balanced Fund and the Green Century Equity Fund (individually referred to as a "Fund" and collectively as the "Funds");

     WHEREAS, pursuant to an Administrative Services Agreement ("Administrative Agreement"), Green Century Capital serves as the administrator for the Funds; and

     WHEREAS, as permitted by Section 6 of the Administrative Agreement, Green Century Capital desires to subcontract the performance of certain of its administration services to Sub-Administrator, and Sub-Administrator desires to accept such obligations on the terms provided herein.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


1.   APPOINTMENT

     Green Century Capital hereby appoints the Sub-Administrator as sub-administrator of the Funds to provide those services specified herein for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.


2.   SERVICES

     (a) Subject to the direction and supervision of Green Century Capital, and utilizing information provided by Green Century Capital and the Trust and their agents, the Sub-Administrator will: (1) provide office space, facilities, equipment and personnel to carry out its services hereunder; (2) compile data for and prepare with respect to the Funds timely Notices to the Securities and Exchange Commission (the "Commission") required pursuant to Rule 24f-2 under the Act and Semi-Annual Reports on Form N-SAR; (3) prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the Act; (4) provide the monthly calculations of the Funds' asset based fees;
(5) prepare financial information required in amendments to the Trust's Registration Statement; (6) prepare or review amendments to the Trust's Registration Statement at the direction of Green Century Capital, in each case subject to the review and approval of the Trust's legal counsel; (7) compile financial information required for proxy statements; (8) assist in the acquisition of directors' and officers' liability policies and assist in obtaining competitive bids for the same at the request of Green Century Capital; (9) assist in the maintenance of the Trust's fidelity bond required by the Act, monitor the amount of the bond and make the necessary Commission filings related thereto; (10) prepare and/or file all documents to be filed with states identified by Green Century Capital to qualify and maintain the qualification of the Funds' securities for sale in those states and monitor daily sales activity to ensure compliance; (11) develop with legal counsel of the Trust an agenda for each board meeting, coordinate the preparation of customized board reports, including without limitation details of Rule 12b-1 payments, Trust code of ethics compliance and broker commissions, and attend (either in person or by phone) board meetings and, if requested by the Trustees, prepare minutes; (12) calculate dividend and capital gains distributions, each subject to review and approval by the Trust and its independent accountants; (13) prepare relevant shareholder tax notifications relating to tax treatment of distributions; (14) periodically compute total returns and yields in accordance with the requirements of the Securities and Exchange Commission (the "Commission"); (15) prepare all schedules and provide assistance as required by the independent accountants of the Trust to ensure an efficient and cost-effective audit; (16) coordinate the assembly of information requested by the Commission examiners and be available to assist with or handle routine Commission examinations or audits; (17) provide office facilities for examinations or audits; (18) serve as the Trust's contact for data reporting services; (19) compile comparative industry data for use in connection with service provider contract approvals and renewals using information from Lipper Analytical Services, Morningstar or other industry data bases; (20) periodically analyze fund performance results and sales growth against the industry using Lipper Analytical Services, Morningstar or other industry data bases; (21) maintain and/or coordinate with other service providers the maintenance of the records and other documents related to the services provided by Sub-Administrator hereunder as required under Rule 31a-1(a) and (b) under the Act; (22) maintain records to monitor gains and losses from wash sales and the ongoing impact on the tax basis of investments; (23) with respect to the Balanced Fund, review the quarterly compliance report of Winslow Management Company, and with respect to the Equity Fund, from time to time as the Sub-Administrator deems appropriate, review compliance by the Equity Fund with its policies and limitations as set forth in its prospectus and statement of additional information and report to the board at its quarterly meetings the results of its review; (24) at the request of Green Century Capital Management and upon the approval of Sub-Administrator, which approval will not be unreasonably withheld, generally assist the Trust and the Funds with administrative matters necessitated by any changes to the Act or any rule or regulation thereunder, including any new provisions, rules or regulations under the Act (it being understood that Sub-Administrator shall not be required to perform any additional services which would require a significant increase in Sub-Administrator's time and effort hereunder); and (25) provide occasional guidance with regard to policy structure and other issues relating to the Funds. The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder. Under no circumstances shall Sub-Administrator act in any capacity for or on behalf of the Domini Social Index Portfolio (the "Index Portfolio"), or be required to review in any manner the compliance of the Index Portfolio or any related matter.

     (b) Green Century Capital, on its behalf and on behalf of the Trustees and officers of the Trust, shall cooperate, and shall use its best efforts to cause its and the Trust's legal counsel, independent accountants, custodian and transfer agent to cooperate, with the Sub-Administrator and provide the Sub-Administrator, upon request, with such information, documents and advice relating to the Funds and the Trust as is within the possession or knowledge of such persons, in order to enable the Sub-Administrator to perform its duties hereunder. In connection with its duties hereunder, the Sub-Administrator shall be entitled to rely, and shall be held harmless by Green Century Capital when acting in reliance, upon the instruction, advice, information or any documents relating to the Funds provided to the Sub-Administrator by an officer or representative of the Funds, Green Century Capital or any of the aforementioned persons. The Sub-Administrator shall be entitled to rely on any document which it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of Green Century Capital. The Sub-Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust or Green Century Capital until receipt of written notice thereof from the Trust or Green Century Capital, as the case may be.

     (c) In compliance with the requirements of Rule 31a-3 under the Act, the Sub-Administrator hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Subject to the terms of
Section 7, the Sub-Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records described in (a) above which are maintained by the Sub-Administrator hereunder.

     (d) The Trust and Green Century Capital have and retain primary responsibility for all compliance matters relating to the Funds including but not limited to compliance with the Act, the Internal Revenue Code of 1986, as amended, and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Trust's Registration Statement, as may be amended from time to time.


3.   FEES; DELEGATION; EXPENSES

     (a) In consideration of the services rendered pursuant to this Agreement, Green Century Capital will pay the Sub-Administrator a fee, computed daily and payable monthly, as provided in Schedule A hereto, plus out-of-pocket expenses. Out-of-pocket expenses include, but are not limited to, travel, lodging and meals in connection with travel on behalf of Green Century Capital or the Trust, programming and related expenses (previously incurred or to be incurred by Sub-Administrator) in connection with providing electronic transmission of data between the Sub-Administrator and the Funds' other service providers, brokers, dealers and depositories, photocopying, postage and overnight delivery expenses, fees and expenses associated with the electronic filing of Trust documents to the Commission and other regulators, and expenses associated with Sub-Administrator's assumption of duties hereunder from other service providers. Sub-Administrator shall not incur any out-of-pocket expenses to which it will seek reimbursement hereunder (other than expenses associated with filings with the Commission and other regulators and blue sky fees and expenses) which exceed $150 in any calendar month without the prior approval of Green Century Capital. In the event Sub-Administrator does not receive Green Century Capital's consent for any expense reasonably believed by Sub-Administrator to be necessary to fulfill its obligations hereunder, Sub-Administrator shall be relieved from its obligation to provide the service.

     (b) For the purpose of determining fees payable to the Sub-Administrator, net asset value shall be computed in accordance with the Trust's Prospectuses and resolutions of the Trust's Board of

Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Trust be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

     (c) Costs and expenses to be incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions, if any; salaries, fees and expenses of officers and Trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, administrators, transfer agents, dividend disbursing and accounting services agents; security pricing services; insurance premiums; outside auditing and legal expenses; costs of maintenance of corporate existence; typesetting, printing and mailing of prospectuses, statements of additional information, supplements, notices and proxy materials for regulatory purposes and for distribution to current shareholders; typesetting, printing and mailing and other costs of shareholder reports; expenses incidental to holding meetings of the Fund's shareholders and Trustees; and any extraordinary expenses; will be borne by Green Century Capital or the Funds and shall not be the responsibility of the Sub-Administrator.


4.   PROPRIETARY AND CONFIDENTIAL INFORMATION

     The Sub-Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Funds and prior or present shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when subject to governmental or regulatory audit or investigation, or when so requested by Green Century Capital or the Trust. Records and information which have become known to the public through no wrongful act of the Sub-Administrator or any of its employees, agents or representatives shall not be subject to this paragraph.


5.   REPRESENTATIONS

     Green Century Capital represents (i) that it is empowered under applicable laws, its Articles of Incorporation and By-Laws, the Trust's Declaration of Trust and its By-Laws, the Administrative Services Agreement by and between Green Century Capital and the Trust, the Trust's Registration Statement and all other relevant documents and agreements, to enter into and perform this Agreement, (ii) that all requisite proceedings have been taken by it and the Trust to authorize it to enter into and perform this Agreement, and (iii) that, since its organization, the Trust has operated, and Green Century Capital will use all reasonable efforts to ensure the Trust will continue to operate, in all material respects, in compliance with all applicable laws, rules and regulations.

6.   LIMITATION OF LIABILITY

     (a) The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by Green Century Capital or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Sub-Administrator shall not be liable for any action taken or omitted to be taken in reliance upon instructions, advice, information or documents received by the Sub-Administrator from an officer or representative of the Trust or Green Century Capital or any of those persons identified in Section 2(b).

     (b) Green Century Capital shall indemnify and hold harmless Sub-Administrator, its employees, agents and officers, from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to (i) any breach by Green Century Capital of any representation, warranty or covenant in this Agreement, or (ii) Sub-Administrator's actions or omissions with respect to the performance of services under this Agreement, or based, if applicable, upon reliance on information, records, instructions (oral or written) or documents given or made to Sub-Administrator by an officer or representative of Green Century Capital or the Trust or any of the persons specified in Section 2(b); provided that this indemnification shall not apply to actions or omissions of Sub-Administrator in cases of its own willful misfeasance, bad faith or gross negligence, or from the reckless disregard by it of its obligations and duties under this Agreement and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Sub-Administrator shall give Green Century Capital written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Sub-Administrator. The indemnity and defense provisions provided hereunder shall indefinitely survive the termination of this Agreement.

     (c) The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its control and not caused by its own willful misfeasance, bad faith or gross negligence or from the reckless disregard of its obligations and duties under this Agreement. The Sub-Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond the Sub-Administrator's control.

7.   TERM

     (a) This Agreement shall become effective as of the date hereof and shall continue for a period of one-year from the date hereof, unless sooner terminated as provided herein. Thereafter, if not terminated as provided herein, this Agreement shall continue automatically in effect for successive annual periods.

     (b) This Agreement may be terminated at any time with respect to any one or both Funds without penalty (i) upon mutual consent of the parties, or (ii) by either party upon not less than ninety (90) days' written notice to the other party (which notice may be waived by the party entitled to the notice). The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Sub-Administrator and Green Century Capital.

     (c) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of a Fund or the Trust, the Sub-Administrator shall deliver the records of the Fund(s) and/or Trust as the case may be to Green Century Capital (or, if the Trust so requests, to the Trust or agent of the Trust) and thereafter Green Century Capital (or the Trust or such agent, as the case may be) or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Trust or a Fund(s), and the Trust requests the Sub-Administrator to provide services in connection therewith, the Sub-Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.


8.   NON-EXCLUSIVITY

     The services of the Sub-Administrator rendered to Green Century Capital are not deemed to be exclusive. The Sub-Administrator may render such services and any other services to others, including other investment companies. Green Century Capital recognizes that from time to time directors, officers and employees of the Sub-Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies), that such other entities may include the name of the Sub-Administrator as part of their name and that the Sub-Administrator or its affiliates may enter into investment advisory, administration or other agreements with such other entities.


9.   GOVERNING LAW; INVALIDITY

     This Agreement shall be governed by Wisconsin law. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Venue for any action arising hereunder shall be Suffolk County, Massachusetts until either June 1, 1999 or the combined assets of the Trust reach $50 million, whichever shall occur first. Thereafter, venue shall be determined in accordance with where the cause of action arises.

10.  NOTICES

     Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows (or to such other address as may be designated by the recipient by notice to the other party in accordance herewith): Notice to the Sub-Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention Miriam M. Allison, and notice to Green Century Capital shall be sent to Green Century Capital Management, Inc., 29 Temple Place, Boston, Massachusetts 02111, Attention: Kristina Curtis, Treasurer and Chief Operating Officer.

11.   COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

                                    GREEN CENTURY CAPITAL MANAGEMENT, INC.
                                    ("Green Century Capital")


                                    By:
                                       -----------------------------------------
                                          Treasurer



                                    UMB FUND SERVICES, INC.
                                    ("Sub-Administrator")


                                    By:
                                       -----------------------------------------
                                          President

                                   SCHEDULE A
                                     TO THE
                          SUB-ADMINISTRATION AGREEMENT


                                                                                       MINIMUM
                                                                                       ANNUAL
NAME OF FUND                 AVERAGE NET ASSETS              ANNUAL FEES                 FEE
------------                 ------------------              -----------                 ---

-------------------------------------------------------------------------------------------------
Green Century Balanced Fund  Up to $50 Million               17.5 basis points    $35,000 Year 1
                             $50 Million to $100 Million     10.5 basis points    $40,000 Year 2
                             $100 Million to $150 Million     7.5 basis points    $50,000 Year 3
                             Over $150 Million                5.0 basis points
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
Green Century Equity Fund  Up to $50 Million                 17.5 basis points    $35,000 Year 1

                           $50 Million to $100 Million       10.5 basis points   $40,000 Year 2
                           $100 Million to $150 Million       7.5 basis points   $50,000 Year 3
                           Over $150 Million                  5.0 basis points

-------------------------------------------------------------------------------------------------

The minimum annual fee is subject to an automatic annual escalation of 6% after year three. Fees shall be paid for each Fund at a rate that would aggregate at least the applicable minimum fee for each Fund. The Sub-Administrator will notify the Trust of each such escalation but no amendment of this Schedule A shall be required. Green Century Capital shall also pay/reimburse the Sub-Administrator's out-of-pocket expenses as provided in the Agreement. The foregoing fee schedule assumes a single class of shares for each Fund. Any additional services requested by Green Century Capital and agreed to by the parties beyond those specified in the Agreement will be subject to additional fees.